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                                                                    EXHIBIT 99.1

                              [Company Letterhead]

                                  PRESS RELEASE



ARADIGM CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

Hayward, California, September 1, 1998 - Aradigm Corporation (Nasdaq: ARDM) announced that its board of directors approved the adoption of a shareholder rights plan under which all shareholders of record as of September 8, 1998 will receive rights to purchase one one-hundredth of a share of a new issue of Aradigm preferred stock.

        The rights plan is designed to enable all Aradigm shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Aradigm. The adoption of the rights plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

        The rights will be distributed as a non-taxable dividend and will expire ten years from the record date, September 8, 1998. The rights will be exercisable only if a person or group acquires 15 percent or more of Aradigm common stock or announces a tender offer for 15 percent or more of the common stock. If a person acquires 15 percent or more of Aradigm's common stock, all rightsholders except the buyer will be entitled to acquire Aradigm common stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Aradigm's common stock without negotiations with Aradigm's board of directors.

        The rights will trade with Aradigm's common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the shareholders. Aradigm's board of directors may terminate the rights plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Aradigm common stock. Additional details regarding the rights plan will be outlined in a summary to be mailed to all shareholders of record.

        Located in Hayward, California, Aradigm is engaged in the development of novel pulmonary drug delivery systems designed to enhance the delivery and effectiveness of a number of existing and development stage drugs and reduce the need for injectable drug therapy. Aradigm's principal product development programs are based on its AERx Pulmonary Drug Delivery System, which uses proprietary technologies to create aerosols from liquid drug formulations for delivery locally to the lung or systematically via the lung. In addition, the company is commercializing the SmartMist(R) Respiratory Management System, which is designed to improve the delivery technique and compliance of patients using metered-dose inhalers.